Issuer Free Writing Prospectus dated December 18, 2024

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated December 13, 2024

(https://www.sec.gov/Archives/edgar/data/2018529/000121390024108732/ea0201967-13.htm)

1 December 2024 INTERCONT (Cayman) Limited (Proposed Nasdaq Symbol : NCT ) Issuer Free Writing Prospectus dated December, 2024 Filed pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated December 13, 2024 (https://www.sec.gov/Archives/edgar/data/2018529/000121390024108732/ea0201967 - 13.htm)

2 Disclaimer This presentation relates to the proposed public offering of the ordinary shares, par value US $ 0 . 0001 per share (“Ordinary Shares”) of Intercont (Cayman) Limited (the “Company”, and together with its subsidiaries, “We” or the “Group”), an exempted company incorporated under the laws of the Cayman Islands and should be read together with the registration statement on Form F - 1 , as amended (File No . 333 - 282394 ) on December 13 , 2024 we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 2018529 / 000121390024108732 /ea 0201967 - 13 . htm The registration statement has not yet become effective . Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may access these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or the underwriter will arrange to send you the prospectus if you contact Kingswood Capital Partners, LLC, 126 E 56 th Street, Suite 22 S, or via email : info@kingswoodus . com , or calling + 1 - 800 - 535 - 6981 , or contact Dragon Rider via email : yuhuiyong@dragonrider . com . cn or calling + 86 - 152 6882 9069 . This presentation contains forward - looking statements that are based on our management’s beliefs and assumptions and on information currently available to us . All statements other than statements of historical facts are forward - looking statements . The forward - looking statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results , levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward - looking statements . Forward - looking statements include, but are not limited to, statements about our goals and strategies ; our future business development, financial condition, and results of operations ; expected changes in our revenue, costs, or expenditure ; our expectations regarding demand for and market acceptance of our products and services ; competition in our industry ; and government policies and regulations relating to our industry . In some cases, you can identify forward - looking statements by terms such as “may”, “could”, “will”, “should”, “would”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “project” or “continue” or the negative of these terms or comparable terminology . These statements are only predictions . You should not place undue reliance on forward - looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and could materially affect results . Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in the prospectus contained in the Registration Statement . If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward - looking statements . No forward - looking statement is a guarantee of future performance . This presentation also contains certain data and information, which we obtained from various government and private publications . Although we believe that the publications and reports are reliable, we have not independently verified the data . Statistical data in these publications includes projections that are based on a number of assumptions . If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward - looking statements in this presentation, whether as a result of new information, future events, or otherwise, except as required by law . To Hong Kong investors only : This presentation is for information purposes only and does NOT constitute or include any recommendation or invitation or offer for acquisition, purchase or subscription of the securities of the Company nor does it intend to act as a recommendation of the sale of securities or any invitation or offer for acquisition, purchase or subscription of securities . Investors should read the prospectus of the Company for detailed information about the Company and the proposed offering before deciding whether or not to purchase any securities of the Company . There can be no guarantee that the offering and listing will be completed as planned or that the expected benefits from the offering and listing will be achieved .

Offering Summary

(Proposed Nasdaq Symbol: NCT)

Issuer	Intercont (Cayman) Limited
Proposed Listing / Ticker	Nasdaq Capital Market / NCT
Offering Type	Initial Public Offering
Shares Offered	1,875,000 Ordinary Shares (or 2,156,250 Ordinary Shares if the underwriters exercise their over-allotment option in full)
Ordinary Shares outstanding immediately before this offering	25,000,001 Ordinary Shares
Ordinary Shares outstanding immediately after this offering	26,875,001 Ordinary Shares, (or 27,156,251 Ordinary Shares if the underwriters exercise their option to purchase additional Ordinary Shares in full, excluding the shares underlying the Representative's Warrants)
Lock-up	180 days (for Intercont, Intercont's directors, officers and any other 5% or more shareholders)
Offering Size	Approximately $13,125,000 to $16,875,000 (excluding over-allotment option)
Price Range	US$7.00 and US$9.00 per Ordinary Share
Use of Proceeds	• Approximately 35% of the offering proceeds - Increase working capital and financial flexibility to expand the fleet, procure raw materials, fund marketing activities, and for other general corporate purposes • Approximately 30% of the offering proceeds - Develop onboard pulp manufacturing technologies to improve yields • Approximately 20% of the offering proceeds - Engage professionals to promote the maritime environmental, social, and governance matters, or "ESG", industrialization process and explore the related commercial opportunities in the market • Approximately 15% of the offering proceeds - Expand the research and development team, marketing team, and manufacturing team
Underwriter	Kingswood Capital Partners, LLC

3

4 Company Overview

5 Vision and Mission Statement (Proposed Nasdaq Symbol: NCT) To Be the Pioneer of Ocean Factories We aim to leave green footprints across the oceans through our maritime shipping and seaborne pulping operation *See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achi e ved. Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of loss.

6 Investment Highlights Dual innovation of technology and business models Green Factory Ships Solid Financial Performance Targeted market We will utilize the exhaust heat from the engines to heat process water and direct the exhaust gases into a filtration system to remove hazardous substances . We will also add specific biological enzymes to further improve production efficiency . The pulp is expected to be suitable for making paper containers and packages, widely used in the logistics and delivery industry . With a large volume of online shopping transactions, Asia’s market has a corresponding appetite for packaging materials . Light - asset business model We expect to run on a light - asset business model, leasing in most of our vessels . Under this model, we can quickly scale up our business without incurring significant capital expenditures . We have solid financial performance, maintaining profitability in the past three fiscal years . (Proposed Nasdaq Symbol: NCT) We combine an innovative business model using the shipping space during voyages for pulping and innovative technologies to reduce carbon emissions .

Company Introduction

(Proposed Nasdaq Symbol: NCT)

We are a global shipping and maritime bio-pulping enterprise, dedicated to providing customers with efficient and environmentally friendly transportation solutions through innovative business models. With our visionary management team, we expect to create sustained value growth for our shareholders.

Business Growth: Based on our established global maritime shipping business, we expect to achieve further growth with the maritime bio-pulping business.

Fortune Ocean: Our core business segment, focusing on the global maritime shipping business.

Openwindow: Our new enterprise exploring maritime bio-pulping and other future business opportunities.

Innovative Business Model: Utilizing shipping space and idle resources for pulp production, enhancing value during transportation.

Milestone: We expect to launch the seaborne pulping business by third quarter 2025.

Intercont (Cayman) Limited (“Intercont”)

Fortune Ocean Holdings Limited (“Fortune Ocean”)

Holding company of Hong Kong shipping subsidiaries engaged in

Global Maritime Shipping

Singapore Openwindow Technology Pte. Ltd. (“Openwindow”)

Based in Singapore

Maritime Bio-Pulping

7

Corporate Structure

(Proposed Nasdaq Symbol: NCT)


Intercont (Cayman) Limited
100%
100%
Fortune Ocean Holdings Limited
Singapore Openwindow Technology Pte. Ltd.
100%
100%
100%
100%
100%
Top Wisdom Shipping Management Co., Limited
德威船务管理有限公司
Top Creation International (HK) Limited
创宝国际(香港)有限公司
Top Moral Shipping Limited
德润船务有限公司
Top Legend Shipping Co., Limited
德祥航运有限公司
Max Bright Marine Service Co., Limited
耀光海事公估有限公司

* Percentage is calculated based on 25,000,001 Ordinary Shares issued and outstanding as of April 24, 2024

8

9 Market Size Market Size of Global Maritime Ship Leasing Market by Revenue Global Consumption Volume of Pulp USD $ 6.7B (2022) USD $ 12.8 B (2027E) 187.2M T (2022) 212.7M T (2027E) （ 1 ） （ 1 ） （ 1 ）（ 2 ） 2023E - 2027E 2018 - 2022 14.2% 11.1% CAGR 2023E - 2027E 2018 - 2022 2.6% 0.08% CAGR （ 1 ）（ 2 ） Note: 1. Source: The Maritime Shipping and Seaborne - Pulping Market Study prepared by Frost & Sullivan 2. T: Tonne (Proposed Nasdaq Symbol: NCT)

10 Business development Maritime Shipping and Management Seaborne Pulping 2011 2025E Established Track Record Strong Balance Sheet Large Cargo Contracts Base Strong Relationships with Key Counterparties Based on our established global maritime shipping business, we expect to build up the maritime bio - pulping business by transforming ships into maritime factories exploiting the time and space resources during voyages . Light - asset business model Advanced equipment and procedures Manufacturing pulp expected to be suitable for making paper containers and packages Expects to benefit from this specific segment of market (Proposed Nasdaq Symbol: NCT)

The Management Muchun ZHU Chairman of the Board of Directors & CEO • Serving as the chief executive officer and director and Chairman of the board of directors of Intercont since July 2023 • Over ten years of work experience in finance and investing . Prior to working at Intercont , Ms . Zhu served as a managing director at Beijing Jiulichenwei Investment and Management Company from 2018 to 2023 • Served as a senior investment adviser at Topsheen Shipping Group Limited from 2019 to 2020 • Obtained bachelor’s degree in business administration from the University of Plymouth in 2005 , and master’s degree in finance and investment from the University of Exeter in 2006 Chairperson of the S trategic D evelopment C ommittee Qingyuan WANG CFO and Director  Served as an Associate Financial Director and Senior Manager of Merck (China) Holding Co . , Ltd . from June 2011 to December 2023  Served as a Finance Manager of the Shanghai branch of ThyssenKrupp (China) Investment Co . , Ltd . from March 2005 to June 2011  Served as a Finance Manager of Beijing BDQN Technology Co . , Ltd . from September 2001 to March 2005  Ms . Wang is an International Certified Public Accountant certified by the International Association of Accounting Professionals and Enterprise Financial Management Association of China . 11 (Proposed Nasdaq Symbol: NCT)

12 Board of Directors • Serving as the Chairman of the Board of the German Federal Association for Economic Development and Foreign Trade (the “BWA”) • Member of the BWA Board of Directors since 2013 • Assumed Chairmanship of BWA in 2018 • Obtained his bachelor’s degree in German Literature from the University of Bonn and his master’s degree in German Literature from the State University of New York at Binghamton • Michael Schumann will be the Chairperson of the nominating and corporate governance committee Michael SCHUMANN Independent Director Appointee* • Finance professional with working experience in New York, Hong Kong, and Mainland China • Worked at the World Bank between 1995 and 2005 • Obtained his bachelor’s degree in civil and environmental engineering from Tsinghua University and his Ph . D . degree in civil engineering from University of Toronto • Dahong Li will be the Chairperson of the compensation committee Dahong LI Independent Director Appointee* • Served as Chief Financial Officer and director of Thunder Power Holdings, Inc . (Nasdaq : AIEV) from June 2024 to September 2024 • Served as the Chief Financial Officer of Feutune Light Acquisition Corporation from January 2022 to June 2024 • Held the position of Chief Financial Officer for several companies during 2005 to 2023 • Ms . Ma holds an Executive MBA degree from both INSEAD Business School and Tsinghua University and a Bachelor’s degree in Accounting from Arkansas State University • Yuanmei Ma will be the Chairperson of the audit committee Yuanmei MA Independent Director Appointee* (Proposed Nasdaq Symbol: NCT) * Each of the independent director appointees’ appointment will be immediately effective upon the declaration of the effectiv ene ss of Intercont’s registration statement on Form F - 1 by the SEC.

5,230.1 5,253.1 5,148.1 5,367.4 5,327.4 5,338.1 5,370.1 5,407.1 5,445.6 5,483.7 0.0 1,000.0 2,000.0 3,000.0 4,000.0 5,000.0 6,000.0 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Total Trading Volume of Global Bulk Carriers ( Million tonnes ) 13 Industry Overview – Maritime Shipping CAGR 0.7%, 2023 - 2027 Total Trading Volume of Global Bulk Carriers, 2018 - 2027E 822.9 846.5 879.7 913.0 946.1 980.2 1015.4 1050.9 1087.8 1124.8 563.2 568.0 601.3 619.1 629.0 647.2 666.0 685.3 705.1 725.6 253.6 266.1 275.0 281.8 292.4 300.3 308.7 317.4 326.3 335.4 74.0 74.0 76.9 76.8 78.8 80.8 82.7 84.8 86.7 88.8 218.0 226.9 238.7 242.9 251.7 254.2 256.9 259.3 262.1 264.7 0.0 500.0 1000.0 1500.0 2000.0 2500.0 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Bulk carriers Oil tankers Containerships General cargo Others (Million DWT) Note: 1. Source: Frost & Sullivan; 2.*Deadweight tonnage (DWT) is a measurement of weight carrying capacity of a ship and exclude the weight of the sh ip itself. The market size excludes ships with below 100 gross tonnage. Market Size of Global Maritime Shipping Industry in terms of Total Fleet Carrying Capacity by Vessel Type, 2018 - 2027E 1.5 1.7 1.6 1.7 2 2.2 2.6 2.9 3.3 3.7 0 0.5 1 1.5 2 2.5 3 3.5 4 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Market Size of Maritime Ship Leasing Market by Revenue in Asia (Billion USD) 1.7 1.9 2 2 2.1 2.3 2.4 2.4 2.5 2.6 0 0.5 1 1.5 2 2.5 3 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Market Size of Vessel Management Services Industry by Revenue in Asia (Billion USD) Market Size of Maritime Ship Leasing Market by Revenue in Asia, 2018 - 2027E Market Size of Vessel Management Services Industry by Revenue in Asia, 2018 - 2027E CAGR 3.7%, 2023 - 2027 CAGR 13.7%, 2023 - 2027 Bulk carrier, CAGR 3.5%, 2023 - 2027 (Proposed Nasdaq Symbol: NCT)

1.51 2.52 2.95 3.92 4.72 5.59 6.63 7.43 8.33 10.51 0 2 4 6 8 10 12 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Production Volume of Bio-Pulp in the PRC ( Million Tonne ) 4.0 6.7 7.7 8.7 10.3 12.0 13.8 15.1 18.6 20.7 0.0 5.0 10.0 15.0 20.0 25.0 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Global Production Volume of Bio-Pulp ( Million Tonne ) 14 Industry Overview – Seaborne Pulping Global Consumption Volume of Pulp , 2018 - 2027E Consumption Volume of Pulp in Asia, 2018 - 2027E Global Production Volume of Bio - Pulp, 2018 - 2027E Production Volume of Bio - Pulp in the PRC, 2018 - 2027E 186.6 183.5 178.7 182.9 187.2 192.2 196.7 201.3 207.4 212.7 0 50 100 150 200 250 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Global Consumption Volume of Pulp (Million Tonne ) CAGR 2.6%, 2023 - 2027 112.5 115.2 119.8 128.4 131.7 135.1 139.9 146.0 152.8 158.5 0.0 20.0 40.0 60.0 80.0 100.0 120.0 140.0 160.0 180.0 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Consumption Volume of Pulp in Asia (Million Tonne ) Bulk carrier, CAGR 4.1%, 2023 - 2027 CAGR 17.1%, 2023 - 2027 CAGR 14.5%, 2023 - 2027 (Proposed Nasdaq Symbol: NCT) Source: Frost & Sullivan.

15 Seaborne Pulping Value Chain (Proposed Nasdaq Symbol: NCT) Source: Frost & Sullivan . Upstream Midstream Downstream Forestry companies Paper and packaging companies Maritime bio - pulping companies Paper pulp Waste management firms Biotechnology companies ESG investors/funds Carbon trader/broker Pulp refining companies

16 Business Overview

17 Global Maritime Shipping Services (Proposed Nasdaq Symbol: NCT) Fortune Ocean conducts vessel leasing, maritime shipping and fleet management through our shipping subsidiaries based in Hong Kong . • Established track record in global maritime shipping • Strong balance sheet positioned for additional growth • Experienced management team • Large cargo contracts base and strong relationships with key counterparties With one self - owned vessel and three leased - in vessels, our shipping subsidiaries generate a stable revenue from time chartering .

18 Global Maritime Shipping Services Time Chartering Experienced Management • Our shipping subsidiaries have been running the international maritime shipping business since 2011 • Over a decade of experience in the global maritime shipping industry Dynamic business model In the long term, our fleet may be deployed on a combination of period charters, including time charters lasting up to several years, spot market charters ranging from one to six months, and pool arrangements, based on our assessment of market condition . Currently, our bulk vessels are employed under time charters usually lasting one (1) to twenty - four (24) months . 217,191 dwt total cargo carrying capacity of our fleet as of June 30, 2024 Steady Financial Results • We realized a US $ 25 . 53 million revenue in the fiscal year ending on June 30 , 2024 , and achieved profitability in the past three fiscal years . Generating a revenue of US$5.91 million, accounting for 23.16% of total revenue for the fiscal year ending on June 30, 2024 Generating a revenue of US$19.61 million, accounting for 76.84% of total revenue for the fiscal year ending on June 30, 2024 Fortune Ocean provides efficient and reliable global maritime shipping services. Transporting iron ore, coal, grain, and other goods Hire crew, obtain insurance policies, conduct safety inspection, provide technology support for the clients’ vessels and voyages (Proposed Nasdaq Symbol: NCT) Vessel Management Services

19 Seaborne Pulping Business Our seaborne pulping business is a pioneering enterprise focused on innovatively transforming waste paper into high - quality pulp on factory ships over the voyages . We are committed to offering an eco - friendly, efficient, and cost - effective pulping solution to meet the paper industry’s growing demand for sustainable raw materials . Innovative Approach High Product Quality Light - Asset Model Business Plan Utilizing advanced equipment and procedures, we expect to be able to deliver high - quality pulp with less undissolved fiber and impurities than the Chinese national standard. We plan to operate a fleet of vessels by leasing modified ships, without incurring significant capital expenditures, giving us flexibility. Openwindow expects to attain a fleet of eight (8) leased - in and self - owned factory ships by the end of fiscal year 2027. (Proposed Nasdaq Symbol: NCT) We combine an innovative business model using the shipping space during voyages for pulping and innovative technologies to reduce carbon and waste gas emissions.

20 Seaborne Pulping Business Mobility Offers unmatched agility by enabling mobile production on cargo ships, allowing pulping closer to markets, and responding swiftly to demand without the constraints of land - based assets Supply chain integration Integrating raw material transport and pulp production on ships, enhancing logistics efficiency and real - time supply - demand alignment over land - based mills Digitalization Optimizes pulp production efficiency through digital tech like sensors, control systems, and digital twins, enhancing transparency and control. Eco - friendliness and carbon neutrality Leverages biofuels, waste heat recovery, and renewable energy to achieve carbon - neutral pulp production, outperforming traditional land - based mills in environmental branding and reducing climate change impacts Efficiency Enhances economies of scale by utilizing large cargo ships for mobile pulp production, optimizing land use and supply chain efficiency compared to land - based mills Market differentiation Adopting Seaborne - Pulping differentiates us as innovative and environmentally conscious, gaining an edge in winning contracts and partnerships with sustainable - minded paper manufacturers. Synergies and Core Competence of Seaborne - Pulping (Proposed Nasdaq Symbol: NCT)

21 The Group plans to develop pulp production technology ships based on two technical models : the dry pulping model and wet pulping model . In the dry pulping process, old corrugated containers will be physically broken down through shredding and air separation . This production method achieves near - zero emissions of waste water, waste gas, and solid waste . In the wet pulping process, old corrugated containers are soaked and dispersed . The exhaust heat from the engines will be used to heat the process water to 50 - 60 ° C . The joint operation of the waste heat power generator and diesel generator will supply power to the distribution panel, enhancing power transmission and distribution . The power management system will regulate pulping equipment loads, optimize power distribution, and minimize electricity usage . Onboard adjustments include repurposing storage rooms for pulp production, installing the waste heat recycle system, power generators, desalination equipment, and necessary wiring modifications . These modifications significantly alter the dry bulk carrier vessel, necessitating new classification society certification prior to operation . Seaborne Pulping Business (Proposed Nasdaq Symbol: NCT)

22 Day 0 Production of Materials Simultaneous processing during marine transportation Storage Sales Technical dimension Time dimension 1 3 2 Space dimension 1 . The pulping process will complete during the voyage to the destination . Each round trip will take approximately thirty (30) to thirty - five (35) days or sixty (60) to seventy (70) days, depending on the route . 2 . As a huge processing site, ships solve the spatial problem of pulp manufacturing . No need for additional factory construction, and the biological pulping achieves near zero - emission clean pulping . 3. Utilizing recycled exhaust gas helps power part of the pulping process, reducing energy consumption. Seaborne Pulping Business Model • Adding value through the in tegrat ion of the t ime, s pace , and waste gas recycling technology in ocean transportation. (Proposed Nasdaq Symbol: NCT) Day 30 - 35/ Day 60 - 70 Day X

Dry Pulping Future Improvements Innovation Wet Pulping 23 • We innovate the pulping process by utilizing the shipping time to make pulp with environmentally friendly design . • The Group plans to develop pulp production technology ships based on two technical models : the dry pulping model and wet pulping model . • In the wet pulping process, old corrugated containers are soaked, dispersed, and physically broken down . The exhaust heat from the engines will be used to heat the process water to 50 - 60 ° C, increasing the soaking and dissolving efficiency of the old corrugated containers by 8% - 10 % within this temperature range . • In the dry pulping process, old corrugated containers will be physically broken down through shredding and air separation . The resulting pulp is pressed into dry pulp blocks with approximately 15 % of moisture content . This production method achieves near - zero emissions of waste water, waste gas, and solid waste, simplifying the production process, and significantly reducing energy consumption • We will continue to explore other renewable energy solution in the seaborne chipping process . Additionally, the Group also expects to make modifications to the diesel engines for higher efficiency . Two frequency - converted low - speed diesel generator sets are designed to be installed on each pulping factory ship to power the pulping process equipment Seaborne Pulping Business Model (Proposed Nasdaq Symbol: NCT)

24 Problems Pulp industry : rising demand for sustainable pulp products . Traditional pulping production : requires landmass to build up factories, consuming energy, and the use of chemicals results in heavy pollution . Land - based biological pulping operations : limited by the high costs associated with acquiring and maintaining land . Solutions Leverage the vessel’s existing equipment and infrastructure for the bio - pulping process Utilize the exhaust heat from the engines, enhancing production efficiency and lowering energy consumption . Shorten and greenize the supply chain by utilizing the shipping time to make pulp with environmentally friendly designs Seaborne Pulping Business Model (Proposed Nasdaq Symbol: NCT)

25 Industry Position of the Group Pioneer in Seaborne Pulping with established traditional business Visionary and experienced management team Well - established maritime digitalization Strong balance sheet positioned for additional growth (Proposed Nasdaq Symbol: NCT) We combine an innovative business model using the shipping space during voyages for pulping and innovative technologies to reduce carbon and waste gas emissions . A high - caliber management team with deep industry expertise and vision . A technology division focused on developing carbon - neutral tech vessels and big data platform . We have a well - capitalized balance sheet and moderate financial leverage, together with our current expectation of continued access to bank financing, we are positioned to take advantage of further growth opportunities .

Organically grow our fleet Improve operation efficiency Consolidate the financial conditions Global Maritime Shipping Services Our shipping subsidiaries plan to organically grow our fleet to increase revenue and meet demands, expecting to acquire two additional vessels over the next five years . We plan to improve our operation efficiency through the introduction of advanced technology , better connecting shipowners' and charters' needs , and more efficiently arranging vessel space utilization to boost profit margins . We plan to adjust our capital structure based on the outcome of our operations and market conditions to reduce risks . 26 Growth Strategies Increase the number of pulping factory ships Expand product lines Acquire more customers Seaborne Pulping Business Openwindow expects to attain a fleet of eight (8) leased - in and self - owned factory ships by the end of fiscal year 2027 . Openwindow plans to improve its technology to manufacture pulp out of other materials and for other purposes . To further grow its business, Openwindow expects to expand its customer base for higher bargaining power and flexibility . (Proposed Nasdaq Symbol: NCT)

27 Financial Highlights

28 Financial Highlights 27,043 19,614 5,403 5,913 0 5,000 10,000 15,000 20,000 25,000 30,000 35,000 2023FY 2024FY time charter revenue vessle management services revenue ($ in 000) Revenue Gross Profit 14,377 7,350 0 4,000 8,000 12,000 16,000 2023FY 2024FY ($ in 000) Net income 44% 29% 34% 12% 0% 10% 20% 30% 40% 50% 60% 2023FY 2024FY gross rate net income rate Gross Profit Rate & Net Income Rate (Proposed Nasdaq Symbol: NCT) * Our fiscal year ends on June 30 10,888 3,140 - 2,000 4,000 6,000 8,000 10,000 12,000 2023FY 2024FY ($ in 000)

29 Investor Relations Contact: Hank Yu Tel: +86 - 152 6882 9069 Email: yuhuiyong@dragonrider.com.cn Company Contact: David Sun Tel: +86 - 158 2197 3990 Email: davidsun@intercontcayman.com Contact Underwriter Contact: Kingswood Capital Partners Tel: +1 - 800 - 535 - 6981 Email: info@kingswoodus.com (Proposed Nasdaq Symbol: NCT)